ARTICLES OF AMENDMENT
OF

FIRST BANCORP

Pursuant to Section 55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Articles of Incorporation.

1.             The name of the corporation is First Bancorp.

2.             The Articles of Incorporation shall be amended by adding the following provisions following the last sentence of Article IV:

“There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Series C Convertible Perpetual Preferred Stock” (the “Series C Preferred Stock”). The authorized number of shares of Series C Preferred Stock shall be 728,706.

The Standard Provisions contained in Annex C attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of these Articles of Incorporation to the same extent as if such provisions had been set forth in full herein.”

3.             The foregoing amendment was approved by the board of directors as permitted in the Articles of Incorporation and as required by Chapter 55 of the North Carolina General Statutes on December 17, 2012. Shareholder approval of this amendment is not required pursuant to the provisions of the Articles of Incorporation and Section 55-6-02 of the North Carolina General Statutes.

4.             These Articles of Amendment shall be effective upon filing.

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IN WITNESS WHEREOF, First Bancorp has caused these Articles of Amendment to be signed by Eric P. Credle, its Chief Financial Officer this 20th day of December, 2012.

FIRST BANCORP
By:	/s/ Eric P. Credle
Name: Eric P. Credle
Title: Chief Financial Officer

Annex C

STANDARD PROVISIONS

Section 1.                    General Matters. The Series C Preferred Stock shall have no par value per share. Each share of Series C Preferred Stock is identical in all respects to every other share of Series C Preferred Stock. The Series C Preferred Stock shall rank junior to the Company’s Series B Designated Preferred Stock and shall in all cases constitute “Junior Stock” within the meaning of such term as used in the terms of such Series B Designated Preferred Stock included in the Articles of Incorporation.

Section 2.                    Definitions. As used herein with respect to Series C Preferred Stock:

(a)                “Affiliate” has the meaning set forth in 12 C.F.R. §238.2(a) or any successor provision.

(b)               “Articles of Incorporation” means the Articles of Incorporation of the Company, as amended and in effect from time and time.

(c)                “Board of Directors” means the board of directors of the Company.

(d)               A “business day” means any day other than a Saturday or a Sunday or a day on which banks are authorized or required by law, executive order or regulation to close in the State of North Carolina.

(e)                “Certificate” means a certificate representing one (1) or more shares of Series C Preferred Stock.

(f)                “Common Stock” means the voting common stock of the Company, no par value per share.

(g)               “Company” means First Bancorp, a North Carolina corporation.

(h)               “Conversion Date” means the date that a share of Series C Preferred Stock is converted into Common Stock in accordance with Section 5(a).

(i)                 “Dividends” has the meaning set forth in Section 3.

(j)                 “Exchange Agent” means First Bank, a North Carolina banking corporation and wholly owned subsidiary of the Company, solely in its capacity as exchange agent for the Company, or any successor exchange agent for the Company.

(k)               “Liquidation Distribution” has the meaning set forth in Section 4(b).

(l)                 “Permissible Transfer” means a transfer by the holder of Series C Preferred Stock (i) to an Affiliate of such holder or the Company, (ii) in a widespread public distribution of Common Stock or Series C Preferred Stock, (iii) in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting securities of the Company (including pursuant to a related series of such transfers), or (iv) to a transferee that would control more than a majority of the voting securities of the Company (not including voting securities such Person is acquiring from the transferor).

(m)             “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, or any other form of entity not specifically listed herein.

(n)               “Series B Designated Preferred Stock” means the Company’s series of preferred stock designated as the Senior Non-Cumulative Perpetual Preferred Stock, Series B, as established and set forth in the Company’s Articles of Incorporation by Articles of Amendment filed August 30, 2011 with the North Carolina Secretary of State.

(o)               “Voting Security” has the meaning set forth in 12 C.F.R. §238.2(r)(1) or any successor provision.

Section 3.                    Dividends. The Series C Preferred Stock will rank pari passu with the Common Stock with respect to the payment of dividends or distributions, whether payable in cash, securities, options or other property, and with respect to the issuance, grant or sale of any rights to purchase stock, warrants, securities or other property (collectively, the “Dividends”). Accordingly, the holders of record of Series C Preferred Stock will be entitled to receive as, when, and if declared by the Board of Directors, Dividends in the same per share amount as paid on the Common Stock, and no Dividends will be payable on the Common Stock or any other class or series of capital stock ranking with respect to Dividends pari passu with the Common Stock unless an identical Dividend is payable at the same time on the Series C Preferred Stock; provided; however, that if a stock Dividend is declared on Common Stock, the holders of Series C Preferred Stock will be entitled to a stock Dividend payable solely in shares of Series C Preferred Stock. Dividends that are payable on Series C Preferred Stock will be payable to the holders of record of Series C Preferred Stock as they appear on the stock register of the Company on the applicable record date, as determined by the Board of Directors, which record date will be the same as the record date for the equivalent Dividend of the Common Stock. In the event that the Board of Directors does not declare or pay any Dividends with respect to shares of Common Stock, then the holders of Series C Preferred Stock will have no right to receive any Dividends. In the event that the Company at any time or from time to time will effect a division of the Common Stock into a greater number of shares (by stock split, reclassification or otherwise than by payment of a Dividend in Common Stock or in any right to acquire the Common Stock), or in the event the outstanding Common Stock will be combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of the Common Stock, then the Dividend right of the holder of Series C Preferred Stock in effect immediately prior to such event will, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. If the Common Stock is changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a division or combination of shares provided for above), the Dividend right of the holder of Series C Preferred Stock in effect immediately prior to such event will, concurrently with the effectiveness of such transaction, be adjusted so that the Series C Preferred Stock will be entitled to a Dividend, in lieu of with respect to the number of shares of Common Stock which the holders of the Series C Preferred Stock would otherwise have been entitled to receive, with respect to the number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that the holders of the Series C Preferred Stock would have entitled to receive upon conversion of the Series C Preferred Stock immediately before that transaction.

Section 4.                    Liquidation.

(a)                Rank. The Series C Preferred Stock will, with respect to rights upon liquidation, winding up and dissolution, rank (i) subordinate and junior in right of payment to all other securities of the Company which, by their respective terms, are senior to the Series C Preferred Stock (including, without limitation, the Series B Designated Preferred Stock) and (ii) pari passu with the Common Stock.

(b)               Liquidation Distributions. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, holders of Series C Preferred Stock will be entitled to receive for each share of Series C Preferred Stock, out of the assets of the Company or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Company, subject to the rights of any Persons to whom the Series C Preferred Stock is subordinate, a distribution (“Liquidation Distribution”) equal to (i) any authorized and declared, but unpaid, Dividends with respect to such share of Series C Preferred Stock at the time of such liquidation, dissolution or winding up, and (ii) the amount the holder of such share of Series C Preferred Stock would receive in respect of such share if such share had been converted into one (1) share of Common Stock at the time of such liquidation, dissolution or winding up (assuming the conversion of all shares of Series C Preferred Stock at such time, without regard to any limitations on conversion of the Series C Preferred Stock). All Liquidating Distributions to the holders of the Series C Preferred Stock and Common Stock set forth in clause (ii) above will be made pro rata to the holders thereof. In the event that the Company at any time or from time to time will effect a division of the Common Stock into a greater number of shares (by stock split, reclassification or otherwise than by payment of a Dividend in Common Stock or in any right to acquire the Common Stock), or in the event the outstanding Common Stock will be combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of the Common Stock, then the Liquidation Distribution right of the holder of Series C Preferred Stock in effect immediately prior to such event will, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. If the Common Stock is changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a division or combination of shares provided for above), the Liquidation Distribution right of the holder of Series C Preferred Stock in effect immediately prior to such event will, concurrently with the effectiveness of such transaction, be adjusted so that the Series C Preferred Stock will be entitled to a Liquidation Distribution, in lieu of with respect to the number of shares of Common Stock which the holders of the Series C Preferred Stock would otherwise have been entitled to receive, with respect to the number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that the holders of the Series C Preferred Stock would have entitled to receive upon conversion of the Series C Preferred Stock immediately before that transaction.

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(c)                Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Company with or into any other corporation or other entity, including a merger or consolidation in which the holders of Series C Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or property) of all or substantially all of the assets of the Company, will not constitute a liquidation, dissolution or winding up of the Company.

Section 5.                     Transfer; Conversion.

(a)                Transfer. Neither the initial holder of any Series C Preferred Stock nor any of its Affiliates shall be permitted to sell, transfer or otherwise dispose of such Series C Preferred Stock other than in a Permissible Transfer.

(b)               Conversion.

(i)                 Each share of Series C Preferred Stock will automatically convert into one (1) share of Common Stock, without any further action on the part of any holder, subject to adjustment as provided in this Section 5, on the date a holder of Series C Preferred Stock transfers any shares of Series C Preferred Stock to a non-affiliate of the holder in a Permissible Transfer.

(ii)               All shares of Common Stock delivered upon conversion of the Series C Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests, charges and other encumbrances.

(c)                Adjustments for Combinations or Divisions of Common Stock. In the event that the Company at any time or from time to time will effect a division of the Common Stock into a greater number of shares (by stock split, reclassification or otherwise than by payment of a Dividend in Common Stock or in any right to acquire the Common Stock), or in the event the outstanding Common Stock will be combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of the Common Stock, then the conversion right of the holder of Series C Preferred Stock in effect immediately prior to such event will, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

(d)               Adjustments for Reclassification, Exchange or Substitution. If the Common Stock is changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a division or combination of shares provided for in Section 5(c) above), the conversion ratio then in effect will, concurrently with the effectiveness of such transaction, be adjusted so that the Series C Preferred Stock will be convertible into, in lieu of the number of shares of Common Stock which the holders of the Series C Preferred Stock would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that the holders of the Series C Preferred Stock would have entitled to receive upon conversion of the Series C Preferred Stock immediately before that transaction.

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(e)                Reorganization, Mergers, Consolidations or Sales of Assets.  If at any time or from time to time there will be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 5) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all the Company’s properties and assets to any other Person, then, as a part of such reorganization, merger, consolidation or sale, provision will be made so that the holders of the Series C Preferred Stock will thereafter be entitled to receive upon conversion of the Series C Preferred Stock, the number of shares of stock or other securities or property of the Company, or of the successor company resulting from such merger or consolidation or sale, to which a holder of that number of shares of Common Stock deliverable upon conversion of the Series C Preferred Stock would have been entitled to receive on such capital reorganization, merger, consolidation or sale.

(f)                No Impairment. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series C Preferred Stock against impairment.

(g)               Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 5, the Company at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series C Preferred Stock a certificate executed by the Company’s President (or other appropriate officer) setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company will, upon the written request at any time of any holder of Series C Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, and (ii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series C Preferred Stock.

(h)               Reservation of Shares Issuable Upon Conversion. The Company will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of effecting the conversion of the Series C Preferred Stock such number of shares of Common Stock as will from time to time be sufficient to effect the conversion of all outstanding Series C Preferred Stock; and if at any time the number of authorized but unissued Common Stock will not be sufficient to effect the conversion of all then outstanding Series C Preferred Stock, the Company will take such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Stock to such number of shares as will be sufficient for such purpose.

(i)                 Exchange of Certificates. At any time following the Conversion Date, upon surrender to the Exchange Agent of a Certificate for cancellation, together with a properly completed and duly executed stock power or letter of transmittal, together with such other documents as may be reasonably requested by the Exchange Agent, the holder of such Certificate will be entitled to receive in exchange therefor one (1) or more certificates representing the shares of Common Stock into which the Series C Preferred Stock has been converted.

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Section 6.                    Redemption. Except to the extent a liquidation under Section 4 may be deemed to be a redemption, the Series C Preferred Stock will not be redeemable at the option of the Company or any holder of Series C Preferred Stock at any time. Notwithstanding the foregoing, the Company will not be prohibited from repurchasing or otherwise acquiring shares of Series C Preferred Stock in voluntary transactions with the holders thereof. Any shares of Series C Preferred Stock repurchased or otherwise acquired may be cancelled by the Company and thereafter be reissued as shares of any series of preferred stock of the Company.

Section 7.                    Voting Rights. The holders of Series C Preferred Stock will not have any voting rights, except as provided in Section 8 below or otherwise from time to time required by law.

Section 8.                     Protective Provisions. So long as any shares of Series C Preferred Stock are issued and outstanding, the Company will not, without obtaining the approval (by vote or written consent) of the holders of a majority of the issued and outstanding shares of Series C Preferred Stock, (i) alter or change the terms of the Series C Preferred Stock so as to adversely affect the rights, preferences, privileges or restrictions provided for the benefit of the holders of the Series C Preferred Stock, (ii) increase or decrease the authorized number of shares of Series C Preferred Stock or (iii) enter into any agreement, merger or business consolidation, or engage in any other transaction, or take any action that would have the effect of adversely affecting any preference or any relative or other right provided for the benefit of the holders of the Series C Preferred Stock. In the event that the Company offers to repurchase shares of Common Stock, the Company shall offer to repurchase shares of Series C Preferred Stock pro rata based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to such repurchase.

Section 9.                     Notices. Any notice required by the provisions hereof to be given to the holders of Series C Preferred Stock will be deemed given upon the earlier of (i) actual receipt and (ii) three (3) business days after being sent by certified or registered mail, postage prepaid, return receipt requested, and addressed to each holder of record at such holder’s address as it appears on the books of the Company.

Section 10.                   Record Holders. To the fullest extent permitted by law, the Company will be entitled to recognize the record holder of any share of Series C Preferred Stock as the true and lawful owner thereof for all purposes and will not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other Person, whether or not it will have express or other notice thereof.

Section 11.                   Replacement Certificates. In the event that any Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Company, the posting by such Person of a bond in such amount as the Company may determine is necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Company or the Exchange Agent, as applicable, will deliver in exchange for such lost, stolen or destroyed Certificate a replacement Certificate.

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Section 12.                  Other Rights. The shares of Series C Preferred Stock have no rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or as provided by applicable law.”

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